Exhibit 23(b)

Consent of Independent Auditors

We consent to the reference to our firm under the Caption "Experts" in the Pre-effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-130107) and related Prospectus of Entergy Corporation for the registration of $500,000,000 of its Equity Units and $500,000,000 of its common stock and to the incorporation by reference therein of our report dated March 1, 2005, with respect to the consolidated financial statements of Entergy-Koch, LP included in Exhibit 99(a) of Entergy Corporation's Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
December 12, 2005